UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/27/2005

CELLSTAR CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-22972

Delaware	75-2479727
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1730 Briercroft Court, Carrollton, Texas 75006
(Address of Principal Executive Offices, Including Zip Code)

(972)466-5000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On April 27, 2005, CellStar Corporation (the "Company"), CellStar, Ltd. (a subsidiary of the Company, referred to as "Employer") and Terry S. Parker executed an Employment Agreement (the "Agreement"). The Agreement provides for Mr. Parker to serve as Chairman of the Board of CellStar International Corporation/Asia ("CellStar Asia"), and supersedes Mr. Parker's previous employment agreement with the Company and Employer. The Agreement is effective as of April 30, 2005, and has an initial term of two years, subject to extension by mutual agreement of the parties. Prior to the execution of the Agreement, Mr. Parker served as Executive Chairman of the Company and as Chairman of the Company's Board of Directors. Pursuant to the Agreement, Mr. Parker will earn a base salary of $500,000, which may be increased in accordance with the policies of the Company and Employer. Mr. Parker is eligible to participate in an annual incentive plan approved by the board of directors of CellStar Asia. Mr. Parker is also eligible to receive equity incentive awards as determined by the Company's Board of Directors. Employer is required to maintain long-term disability insurance for Mr. Parker and Mr. Parker is otherwise entitled to participate in all insurance and other benefit programs made generally available to all employees by the Company or Employer. If Mr. Parker's employment is terminated "without cause," as such term is defined in the Agreement, or due to a material breach by the Company or Employer, Mr. Parker is entitled to a severance compensation package, which is modified in the event that such termination is within 24 months of a "change in control," as such term is defined in the Agreement. Mr. Parker is also entitled to a severance compensation package for termination of his employment following a "CellStar Asia change in control," as such term is defined in the Agreement. The Agreement provides that Mr. Parker will be indemnified by the Company to the extent provided in its Certificate of Incorporation and bylaws and to the fullest extent permitted by changes to the Delaware law. The Agreement also includes non-competition and confidentiality provisions. A copy of Mr. Parker's Agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective as of April 30, 2005, Terry Parker resigned from the Board of Directors of the Company and from his position as Executive Chairman. There were no disagreements between Mr. Parker and the Company on any matter relating to the Company's operations, policies or practices, and Mr. Parker did not serve on any committees of the Board. Effective April 30, 2005, the Board named Robert Kaiser to fill the vacancy created by Mr. Parker's departure, and named him Chairman of the Board. Mr. Parker assumed the role of Chairman of the Board of CellStar Asia, which now reports to Mr. Kaiser. Mr. Kaiser will retain the title of Chief Executive Officer of the Company. As Mr. Kaiser is an employee of the Company, it is not expected that he will serve on any committees of the Board. There is no arrangement or understanding between Mr. Kaiser and any other person concerning his selection as a director, nor is Mr. Kaiser a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

99.1   Employment Agreement by and among CellStar, Ltd., CellStar Corporation and Terry S. Parker.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CELLSTAR CORPORATION

Date: May 03, 2005.	By:	/s/ Elaine Flud Rodriguez
Elaine Flud Rodriguez
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Employment Agreement by and among CellStar, Ltd., CellStar Corporation and Terry S. Parker.